UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2017

SEVEN STARS CLOUD GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-35561	20-1778374
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

No. 4 Drive-in Movie Theater Park, No. 21 Liangmaqiao Road,

Chaoyang District, Beijing, China 100125
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 212-206-1216

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

 If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

As previously reported and disclosed, on June 30, 2017, Seven Stars Cloud Group, Inc. (the “Company” or “SSC”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with BT Capital Global Limited, a British Virgin Islands company (“BT”) an affiliate of the Company’s chairman Bruno Wu, pursuant to which the issued and outstanding stock that the Company holds in three separate non-core assets were sold to BT in exchange for RMB100 million (approximately $14.75 million at the current exchange rate) in a combination of cash and publicly traded stock to be paid to the Company within one year of closing.

The assets sold to BT Capital Global Limited included:

•	SSC’s 80% equity interest in Zhong Hai Shi Xun Media;

•	SSC’s 13% equity interest in Nanjing Tops Game; and

•	A portion of SSC’s 40% total equity interest in the recently announced Pantaflix JV, which will leave SSC with a remaining 15% stake post transaction.

The Company and BT have agreed, effective November 28, 2017, for strategic reasons to amend the Purchase Agreement such that the Company will neither sell to BT the equity of Nanjing Tops Game Co. Ltd, and the equity of the Pantaflix joint venture nor receive the previously agreed upon consideration for such sales. The Company will only sell to BT 80% of the outstanding capital stock of Zhong Hai Shi Xun Media Col, Ltd (“Zhong Hai”) for zero consideration. The impetus behind the sale of the Company’s interest in Zhong Hai is to streamline the operations of the Company and to eliminate the Company’s exposure to any liabilities and obligations of Zhong Hai.

The foregoing description of the Agreement is not purported to be complete and is qualified in its entirety by reference to the complete text of such agreement which will be filed as exhibit to the Company’s next Quarterly Report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEVEN STARS CLOUD GROUP, INC.

Date: December 4, 2017	By:	/s/ Bruno Wu
Bruno Wu
Chief Executive Officer